Exhibit 11


                                MICROVISION, INC.

                      COMPUTATION OF NET LOSS PER SHARE AND
                      NET LOSS PER SHARE ASSUMING DILUTION

                                                                     Three months ended
                                                                     ------------------

                                                            March 31, 1998             March 31, 1997
                                                            --------------             --------------

Net loss                                                       ($1,216,500)               ($1,158,700)
                                                            ==============             ==============

Shares used in computing net loss per share and net loss per share assuming dilution:

Weighted average shares outstanding                              5,945,000                  5,778,900
                                                            ==============             ==============


Net loss per share                                                  ($0.20)                    ($0.20)
                                                            ==============             ==============


Net loss per share assuming dilution                                ($0.20)                    ($0.20)
                                                            ==============             ==============

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